UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2007

1-12340
(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.
(Exact name of registrant as specified in its charter)

Delaware 03-0339228
(Jurisdiction of Incorporation) (IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676
(Address of registrant's principal executive office)

(802) 244-5621
(Registrant's telephone number)

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 15, 2007, Green Mountain Coffee Roasters, Inc. (the "Company") approved the Company's fiscal 2007 Company-wide Profit Sharing Plan, Senior Executive Officer Short-Term Incentive Plan and Executive Management Short-Term Incentive Plan.

Company-wide Profit Sharing
All Company employees, including the Company's named executive officers, are eligible to receive bonus payments under the Company-wide Profit Sharing Plan. Bonus targets numbers will be based on the Company meeting its operating profit target for fiscal year 2007 and may be increased if the Company exceeds the operating profit target. The plan provides for bonus payments to eligible employees of up to 5% of base salary based on the Company reaching its operating profit target, subject to increase for exceeding the operating profit target.

Senior Executive Officer Short-Term Incentive Plan
Under the Senior Executive Officer Short-Term Incentive Plan, senior executive officers of the Company who share overall responsibility for the Company are eligible to receive bonuses based on a combination of the Company reaching its operating profit target for fiscal 2007, sales targets and the achievement of individual goals. For fiscal 2007, bonus target numbers, as a percentage of base salary, for the Company's named executive officers under this plan are as follows:

Robert P. Stiller 55%
Frances G. Rathke 40%
R. Scott McCreary 40%
Kathryn S. Brooks 35%

Executive Management Short-Term Incentive Plan
Under the Executive Management Short-Term Incentive Plan, members of the Company's senior leadership team, generally defined as vice president-level executives, are eligible to receive bonuses based on a combination of the Company reaching its operating profit target for fiscal 2007, sales targets and the achievement of individual goals. For fiscal 2007, the bonus target number for James E. Travis, one of the Company's named executive officers, under this plan is 35% of base salary.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 15, 2007, the Board of Directors of the Company amended and restated the Company's Bylaws to effect the changes summarized below.

Article III, Section 10, which deals with providing notice of special meetings to directors, was amended and restated to permit notice by electronic transmission.

Article III, Section 18 which deals with Board action by consent was amended and restated to permit the Board to take such action by electronic transmission. Previously, the Bylaws permitted Board action by consent only if the Board took such action in writing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1 Amended and Restated Bylaws of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By: /s/ Frances G. Rathke
Frances G. Rathke
Chief Financial Officer

Date: March 21, 2007

Index to Exhibits
Exhibit No. 3.1	Description Amended and Restated Bylaws of the Company